02-Nov-2021
LCI Industries (LCII)
Q3 2021 Earnings Call

CORPORATE PARTICIPANTS

Brian Michael Hall – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Scott L. Stember – Analyst, C.L. King & Associates, Inc.
Brian Biros – Analyst, Thompson Research Group
Michael Swartz – Analyst, Truist Securities, Inc.
Fred Wightman – Analyst, Wolfe Research LLC
Daniel Moore – Analyst, CJS Securities, Inc.
Ethan Huntley – Analyst, Jefferies LLC

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MANAGEMENT DISCUSSION SECTION

Operator: Good day and thank you for standing by. Welcome to the LCI Industries’ Q3 Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speaker presentation, there will be a question-and-answer session. [Operator Instructions] Please be advised that today’s conference is being recorded. [Operator Instructions]

I would now like to hand the conference over to your speaker today. Please go ahead.
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Brian Michael Hall
Executive Vice President & Chief Financial Officer, LCI Industries

Good morning, everyone, and welcome to the LCI Industries’ third quarter 2021 conference call. I am joined in the call today by Jason Lippert, President, CEO, and Director. We will discuss the results for the quarter in just a moment.

But, first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws, and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which would cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in our earnings release and in our Form 10-K and other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?
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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Good morning, everyone. We delivered another quarter of strong results, driving both substantial top line and market share growth as consumers continued to gravitate toward the outdoor lifestyle in record numbers. Despite operating in an environment riddled with supply chain challenges, material and labor shortages and rising input costs, our teams powered through these headwinds to meet our customer commitments and fulfilled record demand for the recreational markets we serve.

During the quarter, we achieved $1.2 billion in sales, up 41% year-over-year, or up 99% compared to the third quarter of 2019. This great achievement by our teams has been supported by great organic growth and success of our recent acquisitions of Veada, Challenger, Polyplastic and CURT which underscores the strength of our diversification strategy. In addition, we continued to increase our RV content per vehicle growth, further solidifying our position as a global leader in the recreational space.

Before getting into segment results, I’d like to address our recent acquisition of Furrion, which we announced at the beginning of August. Furrion is a premier distributor of a range of appliances and other electronic products for RVs and the wider transportation market. The addition of Furrion with $230 million in forecasted sales for 2021 will help us tap into a $1.5 billion addressable market in North America alone, through its robust catalog of innovative products, complementing our OEM product lineups with kitchen appliances, AV appliances and observation camera systems just to name a few.

Because of the team’s product and innovative mindset, we believe that we have a real opportunity to double this business in the next few years. Beyond North America, we plan to utilize Furrion in broadening our offerings in the international markets by leveraging our existing global customer relationships. This will enable our company to unlock further market share, especially in the European and Australian caravan industry. Additionally, Furrion brings a strong aftermarket business with both an online and brick-and-mortar presence, further accelerating our company’s Aftermarket division, which is one of our fastest growing segments. Investment and growth in our aftermarket help accelerate our proven diversification strategy to support the long-term growth of LCI.

The Lippert teams have been working closely with the Furrion teams for several years through our distribution partnership and have longstanding ties with its strong management and R&D teams. Since the acquisition closed, we’ve already kicked off a few exciting projects which we’ll be able to discuss in further detail in the coming quarters. We’re incredibly excited to welcome Furrion to the Lippert family and I look forward to them helping us turbo-charge innovation to further transform the industries we serve.

Turning to our performance by segment, beginning with RV OEM, sales increased 44% year-over-year to approximately $667 million for the third quarter, driven by strong demand across both North American and international markets. Our preliminary results showed record sales for October, indicating continued industry strength carrying over into the fourth quarter, and demand remained strong while dealer inventories are still at an all-time low and not to mention campgrounds remaining fully booked nationwide.

To mitigate the margin pressure we’ve seen all year stemming from a combination of historically high steel and aluminum prices, skyrocketing freight costs and widespread labor shortages, our teams have focused on driving continuous improvement and automation initiatives across the company. These efforts will also help us to create capacity without the need to put up many new buildings, and we’ve allocated a record amount of capital towards these automation and continuous improvement projects with over 15 larger automation projects set to go live in 2022 and the first part of 2023.

Long term, we will continue to implement more projects like these to support margins, while also positioning our production to be agile, repeatable and scalable in any environment. RV content per unit ramped significantly during the quarter, driven by our continued strong organic growth, as our teams continue to bring new products to market to take market share while some of our competitors couldn’t supply well during these last 12 months.

Content per towable RV increased 10% year-over-year to $3,786, while content per motorhome RV increased 14% year-over-year to $2,732. Our teams are focused on continuing to take advantage of content growth through innovation and continued new and existing product development. Innovation remains one of the cornerstones of our success, and we are committed to meeting the demand for our technically sophisticated products to create a best-in-class experience for consumers as well as to meet the demands of the new tech savvy customer.

In line with the recent consumer trends, we’re also focusing more on developing our safety suite of products to bring safety-related components to the RV space that have already existed in automobiles for years. Our ABS brakes are a prime example of one of our newest safety innovations for RVs. We’re already seeing substantial demand for the product as it comes to the market. To add, our safety products are designed to be compatible with One Control, further extending the capabilities of our platform and ecosystem while providing more flexibility and technology for the customers’ recreational experience.

Turning to our Aftermarket Segment, total revenue grew to $219 million in the third quarter, up 18% year-over-year. The Lippert aftermarket teams in automotive, RV and marine continue to work through very extensive backlogs. Demand for aftermarket products is significant as units being serviced are at an all-time high because used RVs continue to enter the repair and refurbishment cycle in record numbers.

With a record number of RVs currently on the road and a million coming into the repair and replacement cycle every two years, the trend should be nothing short of fantastic for our aftermarket products and service businesses that assist the RV consumer with repair, replacement and upgrades. As we look to serve this growing group of existing users and those brand new to the lifestyle, customer experience initiatives like Lippert Scouts program and the Campground Project remain top priorities. These innovative initiatives allow us to collect valuable feedback directly from the RV users themselves, which we can utilize to improve our current and future offerings and services to RVers everywhere.

This quarter, we engaged over 200 families through our Lippert Getaway, which was our company’s first RV rally, meeting with owners, groups and hosting our first-ever All Lippert Influencer Summit at a wonderful campground in Pigeon Forge, Tennessee. For four days in Tennessee, we listened to the RVers loyal to our brand and based on their comments and testimony, it’s become abundantly clear that we are doing more for this group than just about anyone out there with respect to listening to these customers in order to more favorably impact the RV customer experience.

Turning to our adjacent markets, revenue for the third quarter increased 55% year-over-year to $281 million, with marine and other related markets being driven by the same secular trends propelling the RV and aftermarket segments. The marine demand remains strong, but industry production has also been impacted by supply chain. That said, we are successfully growing market share, which we’ve delivered with the support of our Lexington, Veada and Taylor Made marine businesses.

As you may recall, we purchased an electric bimini product about a year ago, and we are just now starting to transition much of the industry away from manual biminis to electric power biminis while creating an aftermarket option for this as well. We launched our seating division for TRACKER Marine earlier this year in Missouri, and we believe it’s been a great success with a lot of additional opportunity now that we are located near and supplying the largest pontoon and boat builder in the country.

Other notable progress continues to be made in our utility and trailer axle businesses. It has now eclipsed sales in our RV axle suspensions and continues to outpace the industry growth significantly. We are winning new accounts in the space monthly due to our relationships and product offerings. Due to the success of similar programs in RV, we’ve also launched customer experience initiatives for boaters and other users in the marine space. We look forward to these findings to fix existing customer pain points and elevate the customer experience in the boating world while bringing more attention to the Lippert brand.

Our international businesses showed strong performance with revenues increasing 47% year-over-year to $88 million. From what we’ve seen, it is clear to us that European consumers continue to turn towards the outdoor lifestyle. In fact, caravan and motor caravan retail was up 70% for the month of September. The European RV industry seems to be reacting a little slower and catching consumer demand than the US. So, we believe that this could be a nice tail for us, as Europe’s run could extend longer than that of the US.

We continue to see a rise in interest in European products in the US and US RV OEMs are increasingly adopting Lippert’s European components, including our Euro pop tops, steps, doors, windows, and bed lifts. Five years ago, none of these European products were even being sold in the US. This strategy further helps establish our brand reputation as a global innovator. At the moment, pop tops for B van made in our Europe facilities provide a large opportunity for growth as we work toward building these in the US like we have the other products that the US manufactures that we’ve adopted from Europe. Our European products and R&D continue to be steady secret weapons for our sales teams as they allow us to offer products to our customers that would otherwise not be possible without our Europe businesses and creative product teams.

Next, I’d like to highlight the recent progress we’ve been making with regards to sustainability reporting. Over the past year, we’ve taken a focused effort to understand the impact of our operations on the environment and the communities in which we operate, exploring sustainable business practices that can drive value creation over the long term. Through these efforts, we have made real operational improvements, including the establishment of an environmental management system to monitor and reduce waste and updates to our safety training requirements.

To highlight these and many other advancements, we’d like to announce that we’ll be publishing our inaugural Corporate Sustainability Report in late Q4, which we’ll use to report on our ESG performance and track improvements into the future. Together with operating sustainability comes the support of our team members and communities, two key pillars of our cultural foundation that’s built Lippert into the company that it is today.

Just four weeks ago, I had the opportunity to chair, along with the support of a large group of Lippert volunteers, an auction for the Boys & Girls Club of Goshen, Indiana, through which we raised $2 million to benefit the local youth. I could not be prouder of the volunteers who helped out on this benefit, illustrating our ability to give back to the communities that have supported Lippert since our earliest days. This event was one of almost 100 events our team members across the globe took part in, in the month of October. Last week, we had over 2,000 team members participate in our company’s Annual Volunteer Week, during which our philanthropy team created serving events daily for our teams to take part in.

Switching gears to capital allocation, we are focused on integrating our recent acquisitions but remain receptive to strategic M&A opportunities as we pay down debt. As I mentioned earlier, we are investing heavily in the automation of our manufacturing footprint to ensure we maintain the appropriate capacity and quality to meet the heightened demand for recreational products while identifying cost efficiencies where possible.

In closing, I’d like to thank our dedicated team members that worked so hard to overcome challenges while cultivating a culture that supports sustainable growth and continuous improvement. We could not consistently deliver these results without this dedication, along with the strength and guidance of our dedicated leaders all over this company. We look forward to continuing our incredible momentum as we deliver value to our shareholders in 2022 and beyond.

I will now turn the call over to Brian Hall, our CFO, to discuss in more detail our third quarter financial results.

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Brian Michael Hall
Executive Vice President & Chief Financial Officer, LCI Industries

Thank you, Jason.

Our consolidated net sales for the third quarter increased 41% to $1.2 billion compared to the prior year, driven by continued strength in market performance, along with strong operational execution. Acquisitions contributed $78 million or 10% growth to our quarterly results, with organic growth contributing the balance, or 31% of the improvement. As Jason mentioned, October sales were up 52% from October 2020 to $441 million, an implied growth rate of over 50% for Q4 when seasonally impacted. We expect to see continued elevated demand into the remainder of the year.

Q3 2021 sales to RV OEMs increased 44% compared to the prior year due to heightened wholesale and retail demand. Current North American RV industry production rates also remain high, implying 2021 wholesale shipments of approximately 577,000 to 587,000 units, an all-time record for the industry. We substantially expanded content in towables and motorhomes during the quarter. As Jason mentioned, content per towable RV unit increased 10% to $3,786 and content per motorized unit increased 14% to $2,732 compared to the prior year. The content growth can be attributed to organic growth such as several new product introductions, in addition to the impact of price increases enacted during the quarter.

We continue to see robust performance in the marine market, driven by similar tailwinds bolstering RV. North American marine sales increased 119% in the quarter, as production further increased to support elevated demand, which we expect to continue through the fourth quarter. Acquisitions contributed $23 million or 49% of this growth.

Sales to Adjacent Industries grew 55%, Aftermarket Segment sales increased 18%, and international sales increased 47% as strong secular trends continue to drive consumers into the recreation space. In our continued execution of our diversification strategy, we closed the acquisition of Furrion during the third quarter. As Jason had stated previously, this addition will not only open doors for us as we continue to expand on our OEM offerings with their innovative products to help drive long-term content expansion, but also help us grab further market share by leveraging Furrion’s existing distribution channels. Approximately 40% of Furrion’s sales are to the aftermarket with the remaining 60% being OEM.

Gross margins were 21.6% compared to 26.8% in the prior-year quarter, pressured by headwinds including elevated freight, material, and labor costs. The cost of steel again rose, increasing 23% during the quarter, partially offset by the aforementioned price increases. As we have mentioned previously, many of our price increases are passed on to our customers on a two-quarter lag, which is the primary contributing factor to the margin pressures we have experienced.

Price increases, which were effective during October, have now surpassed the bottom of the curve, and we are beginning to see some margin expansion when compared sequentially to Q3 results. We are anticipating Q4 margins to improve 100 basis points to 150 basis points from Q3.

SG&A costs as a percentage of sales decreased from the third quarter of 2020, as well as sequentially due to a decrease in fixed costs paired with higher sales, offsetting increases in freight and transaction costs. Operating margins decreased roughly 375 basis points compared to the prior-year period, again, driven by increased labor expense to meet heightened production requirements and the increasing cost of steel, aluminum and freight, partially offset by lean manufacturing and automation initiatives we have continued to introduce.

GAAP net income in Q3 2021 was $63.4 million or $2.49 per diluted share compared to $68.3 million or $2.70 per diluted share in Q3 2020, declining due to the previously mentioned cost pressures, partially offset by strong sales growth across all of our business channels. Adjusted EBITDA decreased 1% to $118.1 million for the third quarter compared to the prior year.

Non-cash depreciation and amortization was $80.2 million for the first nine months ended September 30, while non-cash stock-based compensation expense was $20.3 million for the same period. We continue to anticipate depreciation and amortization in the range of $110 million to $120 million during the full year 2021, primarily due to increases in capital investments to enhance production capacity and enable further manufacturing efficiencies.

For the nine months ended September 30, cash generated from operating activities was $12 million, while $155 million was used for business acquisitions, $74 million for capital expenditures and $64 million was returned to our shareholders in the form of dividends. Operating cash flows were negatively impacted by the intentional increase in working capital to support heightened demand and minimize supply disruption in addition to rising prices of steel and aluminum-based products. At the end of the third quarter, we had an outstanding net debt position of $1 billion or 1.8 times pro forma EBITDA, adjusted to include LTM EBITDA of acquired businesses.

With the constantly evolving operating environment, we are focused on maintaining a strong balance sheet and continue to target a long-term leverage of 1.5 times net debt-to-EBITDA. In the near term, we are working to integrate recently completed acquisitions, which we expect to positively impact our operating cash flows in the coming quarters. For the full year 2021, capital expenditures are anticipated in the range of $130 million to $150 million.

Looking ahead, we are confident in our ability to continue delivering strong performance results and remain dedicated to further executing our growth strategy to drive long-term value creation for shareholders.

That is the end of our prepared remarks. Operator, we’re ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question comes from the line of Scott Stember with C.L. King.

<Q – Scott Stember – C.L. King & Associates, Inc.>: Good morning, guys, and thanks for taking my questions.

<A – Jason Lippert – LCI Industries>: Good morning.

<A – Brian Hall – LCI Industries>: Hey, Scott.

<Q – Scott Stember – C.L. King & Associates, Inc.>: Just starting out, maybe just talk about Furrion a little bit. Obviously, you guys had a history with them a few years ago and what’s different now that you’re taking over the entire thing after walking away from it a few years ago? And then maybe just talk about the margin profile, how this will impact the overall results.

<A – Jason Lippert – LCI Industries>: Yeah. Sure. So, the big difference is we have total control over the entity now. Prior, we were strictly sales and distribution, so we did all the warehousing, logistics and sales work. We had a little input on product, but not much. And today, we have 100% control over product, which is the big piece of it. So, we control the amount of money that goes into innovation and R&D. We can listen to the customers and figure out what they need and go right to the R&D and engineering and start designing products that the customers are asking for as opposed to just take what’s given to us. So, we said in the early remarks that we feel we can double that business in the next few years strictly because competition’s in a good spot for us with the competitions relatively weak in that space, there’s a lot of opportunity. There’s not a lot of innovation in that space and Furrion is the clear innovator in that space, and there’s a lot more they can do with appliances and electronics. So, does that answer your question?

<Q – Scott Stember – C.L. King & Associates, Inc.>: Yeah. And also about the margin profile.

<A – Brian Hall – LCI Industries>: Yeah. And then from a margin profile, it’s about 60% OEM and 40% Aftermarket business today, which the aftermarket side has grown significantly since when we were in the partnership with them a couple of years ago. So, aftermarket certainly taken off and has very, very attractive margins, as you’d anticipate, much better than our consolidated aftermarket margins. From an OEM perspective, I would expect those margins to come in pretty consistent with our other OEM margins just given the competition and some of the margin profile we’re seeing today.

<A – Jason Lippert – LCI Industries>: And they weren’t really hammering aftermarket, Scott. So that’s – we obviously have a robust structure and sales force and distribution network there, and we’re going to leverage that to really take advantage of the aftermarket opportunity versus just the e-commerce and some of the other smaller aftermarket business they were doing.

<Q – Scott Stember – C.L. King & Associates, Inc.>: Got it. So, it sounds like a similar overall operating margin profile to the whole company.

<A – Brian Hall – LCI Industries>: Except on the aftermarket part. As I said, that’s accretive to the margins that we’re seeing on – in our legacy Aftermarket business today. So, that should be where we should see consolidated margin expansion.

<Q – Scott Stember – C.L. King & Associates, Inc.>: All right. And then just on the price front, I know you guys usually have the two quarter lag and price increases are now going through intra-period. Can you just talk about how that’s going? Any sign that consumers are pushing back? And then just last question will just be on the gross margin – or the margin commentary, Brian, that you made about 100 basis points, were you talking gross margin or operating margin?

<A – Jason Lippert – LCI Industries>: Yeah. So, with respect to the feedback from the consumer end of the world, we’re not seeing anything yet. Our understanding is that we’ll start seeing some of the – the dealers were first out with more significant margins because they’ve just sold inventory that they had and they were selling at or above

MSRP. Likely in these types of cycles, as we’re starting to catch up and still trailing and coming into a point where our selling prices will exceed our costs that have been rising, we’ll be in a position where likely the dealers will start pinching their margins a little bit and it’ll start working its way back down the chain.

But to date, we haven’t seen anybody back off, and I don’t know if it’s because new buyers, they look at a $20,000 trailer that might have been $15,000 a year ago and not really affecting the payment that much. Some of the new buyers, they don’t really know what to expect in terms of price and $20,000 might seem a fair price from looking at a trailer like that. But the long and short is we haven’t seen much kickback on the inflation that’s been passed on in terms of selling price increases all the way up to the consumer.

<A – Brian Hall – LCI Industries>: And Scott, to wrap that up on margins. So, as I mentioned in my prepared remarks that we finally have, what we believe, reached the turning point at the bottom of the curve, where we’re starting to catch up a little bit. So, in the fourth quarter, we had October price increases that were meaningful in our index contracts. And so, we’re expecting 100- to 150-basis-point improvement to start here in October. So, it’s good to finally see that come.

And as for where it falls on the P&L, I’m talking operating profit margins, but really, all the compression we’re seeing in margin is due to gross margin due to direct labor and materials. So, that’s where we’re really experiencing it all and offsetting it is leveraging our manufacturing overheads as well as our SG&A overheads.

<Q – Scott Stember – C.L. King & Associates, Inc.>: Got it. That’s all I have for now. Thanks.

<A – Jason Lippert – LCI Industries>: Thanks, Scott.

Operator: Your next question is from the line of Kathryn Thompson with Thompson Research.

<Q – Brian Biros – Thompson Research Group>: Hey. Good morning. This is actually Brian Biros on for Kathryn. Thank you for taking my questions. Maybe if you could just start with, for Q4, any additional thoughts around any differences from a normal seasonality just given the amount that October was up with the record backlog that you could work through and you can work through all day, every day and probably still not really make a dent. So, just wondering how you’re approaching Q4 from a normal seasonality versus this year.

<A – Jason Lippert – LCI Industries>: Yeah. I mean, we’re just looking at run rates with respect to the OEM. We certainly keep a pulse on what’s going on at the dealer and the retail level. But right now, run rates are at all-time highs. I mean, they’re above where they were at last quarter. So, there’s just some constraints on – from a supply chain and materials and labor standpoint. So, we could actually run more than what we’re running today or what we’re forecasted to run for the quarter if we could just get materials and not have some of the supply chain issues that we’re having.

But the industry is running at about a 600,000 clip right now. If you take all the production from all the manufacturers on the OEM side, it’s about 600,000. They’re trying to run more than that, but supply chain’s kind of got it constrained to 600,000, and we feel that that’ll continue to alleviate over time, but it’s just going to take some time for some of these issues that have popped up to work themselves out, but...

<A – Brian Hall – LCI Industries>: Yeah, and Brian, as far as the seasonality, I think I said in my prepared remarks, October was up 52%. I would expect for the quarter to pull back a little bit from that just due to the typical shutdowns around Christmas and New Year’s. We’re working with the OEMs right now to try to gauge how consistent that is with what we’ve seen in the past. I suspect it won’t be too different from what we saw last year or maybe even compared to a July of this year. So, they’ll take some time down and I’m sure it’ll be a week or maybe even a day or two beyond that.

<Q – Brian Biros – Thompson Research Group>: Understood. Thank you. Helpful. Second final question, I guess. You guys have talked about automation for a while now and I guess every quarter seems like that just becomes more and more of a thing you guys should continue and invest in. How has that thought process changed recently, if at all? It seems like bigger projects might be on the table now versus before. I think they were kind of looking at more smaller projects, trying to consume kind of a manual process. Are you guys thinking about bigger things now or how are you thinking about automation now going forward, given supply chain challenges still remain and some of them seem to be around for a while through the bottlenecks?

<A – Jason Lippert – LCI Industries>: Yeah. So, our process typically works where we analyze each cell in the business, each manufacturing cell, and we try to lean it out and work through continuous improvement to try to make as much progress and improvement and make the cells as efficient as possible. And then once we do that, the next step is, okay, can we automate it? So, I’ll tell you that we’re not looking at bigger projects. Our projects kind of fit in the realm of few hundred thousand dollars on the high side – or low side to a few million on the high side is kind of the sweet spot that that cost will allow us to automate a full cell of production.

And that’s where we experience the most efficiency and the biggest improvement in quality and the biggest improvement in safety and just allows us to, like I said in our opening remarks, just to be repeatable and scalable and consistent. So, I think that’s our sweet spot, that’s what we’re going to stay in. You get into these big projects and they – there’s just a – there’s just a lot more complexity to those. We’ve had our success really working on automating one cell at a time and if you consider that we’ve got 100 facilities around the globe, there’s lots of single cell opportunities to automate, and that’s what we’re focused on.

<Q – Brian Biros – Thompson Research Group>: Thank you.

<A – Jason Lippert – LCI Industries>: Thanks.

Operator: Your next question comes from the line of Mike Swartz with Truist Securities.

<Q – Mike Swartz – Truist Securities, Inc.>: Hey, guys. Good morning.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Mike Swartz – Truist Securities, Inc.>: Maybe just help us think about the price cost dynamic. I think in the second quarter you said your costs were uncovered by about 300 basis points. I guess, what did that look like in the third quarter and then how do we think about that in the fourth quarter and maybe beyond?

<A – Brian Hall – LCI Industries>: Yeah. I mean it’s continued to be a battle. If you go back and look at the curve and the steepness of that curve for steel and aluminum and given that we were lagging a couple of quarters on our price increases, that had gotten worse and worse as we were anticipating some of those costs to plateau and we would be able to catch up in the second quarter. That did not happen in the third quarter. It then deteriorated some more from there. I would tell you that our materials year-over-year is – is what I’m going to give you, our materials are over 500 basis points to the negative compared to Q3 of the prior year.

So, that gives you an idea just the disconnect between material input costs and pricing today from where we were a year ago. So, it’s gotten a little bit worse, but now where we’re at in the fourth quarter is, as I mentioned in prepared remarks and then on the question earlier, we’re expecting 100 basis points to 150 basis points of improvement. That’s primarily price catching up and surpassing what we were seeing from an inflationary perspective on our input costs. So, it’s primarily materials.

So, you’re starting to see us turn the corner on that and we should start to expand margins from there. And as you know, many of those index agreements are – they’re contractual, they’re on a two-quarter lag, and so that will continue into the first quarter and likely a little bit in the second quarter as well of 2022.

<A – Jason Lippert – LCI Industries>: And steel is largely one of our – our largest input cost is our largest input cost on raw materials. So, at the beginning of the year we thought that steel would kind of eclipse or top out in Q2 sometime, and it just kept running. So, our index pricing to our customers has continued to trail that. And until a few weeks ago, it peaked. So, that’s where the improvement that Brian’s talking about is coming from, is our selling prices next quarter will finally – or this quarter will finally catch our input cost and even out.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay, great. Thanks for the color. And then, maybe, Brian, second question, just looking through the P&L, I mean it looks like the SG&A dollars were down quarter-over-quarter slightly, revenue was up, you had some more acquisitions in there. I know some of your outbound freight costs actually were up in the quarter, I believe. So, help us understand why you had so much SG&A leverage during the quarter.

<A – Brian Hall – LCI Industries>: Yeah. I would tell you, the slight improvement from a dollar perspective and from a margin perspective would be the – a little bit of improvement in transportation. A lot of our outgoing shipping costs are on a contractual basis as well. So, some of those are getting passed along with a lag. So we saw a little bit, just looking back to past quarters, our shipping costs were some of the highest we’ve seen as a percentage of sale in the second quarter, and we saw a little bit of improvement in Q3, back to more on par with what we had in the first quarter. So, that’s the real driver between that nominal improvement. I would expect those SG&A costs to remain somewhat consistent. Price increase will certainly help from a margin perspective, but aggregate dollars should remain relatively consistent.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. Great. Thank you.

Operator: Your next question is from the line of Fred Wightman with Wolfe Research.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys. Maybe just to follow up on some of the steel commentary, is the – I assume that reflects some of the easing tariff environment. And could you just sort of talk about how big of a tailwind do you think that could be, just some of the price pressure that you’ve seen over the past year-plus?

<A – Jason Lippert – LCI Industries>: We haven’t seen any of that yet. I mean, the price run-up has strictly been kind of supply and demand based I think. So, it’s just – I mean, it’s run up to 3 times its historical trends. So, we didn’t think it’d get much higher than $0.60 a pound and it’s worked its way all the way up to the mid-90s. So – but it should ease from there. I mean, we don’t know where it’s going to settle back down, certainly not at – maybe not historical trends, but certainly much lower than it is today. And that’s where our indexes turn favorable, is chasing on the way down, it’s more beneficial and impactful to us from a bottom line perspective than chasing it on the way up.

<A – Brian Hall – LCI Industries>: And Fred, I do think that some of the conversation around easing trade negotiations in Europe, that’s likely to have some sort of impact. I don’t know that we’ve seen it completely yet. It might be some of why its leveled off here recently, but I think we’re still uncertain what the outlook as far as where it goes from here. It feels like it’s peaked. And the more those talks continue and the more there might be more imports coming into the US, that certainly should bode well for supply/demand and bring some prices down, but it’s yet to be seen.

<Q – Fred Wightman – Wolfe Research LLC>: Okay. And then on the content per unit side, can you just sort of help us think conceptually about how we should be modeling that sort of post-Furrion? And then as the supply chain environment hopefully starts to normalize a little bit here, you guys have called out some share benefits just from some of the smaller competitors being more capacity constrained than you are. But when you look at it from a higher level, how do you see that shaking out for both categories going forward?

<A – Brian Hall – LCI Industries>: Yeah. I mean, we’re running at – I’ll just speak most to towables because that’s the dominant category. So, we’re over 10% growth right now in the third quarter. Certainly, pricing, as we’ve talked, historically, pricing has not been a meaningful part of the content growth. So, prior to this quarter, we were running about 7%. So I think pricing is definitely starting to be the difference-maker in that content growth. Now, none of these content numbers have Furrion in it. We only owned them for a couple of weeks there in September, the last of the quarter. And for consistency purposes, they’re not included in any of the historical numbers either. So, now on a go-forward basis, Furrion will start to leverage in. We are – as we mentioned, they’re on a $230 million type pace today, 60% of that’s OEM. And like Jason said, we think we’ve got a good opportunity in the next two years to double that business, so – and we think we’ve got a plan to do that. So, that should give you an idea of what Furrion will do to that.

Now, I think pricing is going to continue to have an impact, favorable impact to content. So, we should expect to see that in the next couple quarters as that becomes a little more meaningful as we mentioned previously.

<A – Jason Lippert – LCI Industries>: It feels like the content that we’ve always given in terms of opportunity is about $7,500. It feels like that’s running closer to $10,000 with all the other things that we’ve added in terms of total opportunity. We’ve got new products coming onboard, 2.0 innovations on a lot of products, so that always bumps up the opportunity as well, but that gives you a range that’s higher than $7,500 today of opportunities.

<Q – Fred Wightman – Wolfe Research LLC>: Perfect. Thank you, guys.

<A – Brian Hall – LCI Industries>: Thank you, Fred.

Operator: Your next question is from the line of Daniel Moore with CJS Securities.

<Q – Dan Moore – CJS Securities, Inc.>: Good morning. Thanks for taking the questions, Jason and Brian. Just in the Aftermarket business, as you kind of look at the crystal ball, what kind of organic growth do you look at in that business over the next three to five years? And is that at all dependent on direction of wholesale shipments of RVs, boats, et cetera?

<A – Brian Hall – LCI Industries>: I mean, as far as percentages go, we’ve lapsed all the CURT acquisition, and so what we’re – and we haven’t done much in the way of acquisitions in that space. So, I think Q2 was around 36% growth; Q3 came down a little bit. I think we’ve been chasing some price there as well. So, it’s certainly double-digit, it’s been a long time since we’ve been below 10% in that category. So, usually 15% to 25% I think is a good long-term run rate for legacy business. Now, Furrion, I think the growth opportunity that we have there. Certainly supply chain is going to be an obstacle. But as the supply chain over the coming years alleviates – or the issues alleviate, I think we’ll be able to certainly add to that growth rate given the Furrion product.

And as I think Jason mentioned in his remarks about the millions of – a million units every couple years that are out on the road, and as you work through the three to five-year trade-in and upgrade cycle, that certainly bodes well for Aftermarket growth.

<A – Jason Lippert – LCI Industries>: That’s really what I’m – I think we’re laser-focused on from our Aftermarket group. It’s a great separator for us. It’s what a lot of other companies either aren’t focused on or aren’t thinking about, but when you look at 2020, 2021 and 2022, you’re talking about 1.7 million RVs into the RV universe and those are going to come into the repair cycle in a couple of years. We’ve got maybe a million in 2018 and 2019.

So, you look at those five years and how those units are going to fall into the repair and replacement and upgrade cycle, I think that that bodes really well for our organic growth opportunities, not to mention that we’re continuing to take new products and we’ve got our own innovation department for our Aftermarket now. We’re working those products in. And then you look at the way RVs are getting used, and I keep talking about peer-to-peer rentals every single call, but you look at just peer-to-peer rentals and there’s just more people out there experimenting. And if you’re sort of using an RV 20 days a year and you run it three or four more times, it gets used more, it’s going to be – need to be serviced more. So – and even if 10% or 20% of the whole RV population takes advantage of peer-to-peer renting, units are going to be used more and need to get serviced more. And that just bodes well for our Aftermarket division.

<Q – Dan Moore – CJS Securities, Inc.>: Perfect. And then just honing in on Furrion, once we get past Q4 and the initial kind of accounting – or acquisition accounting, do you expect the margin accretion that you described earlier for 2022, or is that more of a longer-term outlook? That’s one.

And then two, given supply chain challenges, what type of growth should we be thinking about for the next kind of 12, 24 months? Thanks.

<A – Brian Hall – LCI Industries>: Yeah. I mean, I think you are into next year before you start to see some of the margin appreciation. They had a third-party logistics company that we had to start out with. And we’re working through that now to remove them from the channel and we’ll take over the distribution as we handled it before. So, we should certainly see a little bit of improvement there, but that’ll take some time to integrate. And so, certainly 2022 is when I would expect to see some of it.

On the Aftermarket side of things, I think from the get-go, we should see margin appreciation there, as their margins – they’re even selling to some of the big box stores and there’s good margins there. So, I think we’ll start to see that, but again, that’s about 40% of their business today. And supply chain, to your point, will be likely the first part of the year, first two quarters will be a little challenging, but we’re expecting to have some additional suppliers in place for their products or we think we can expand our opportunity in the back half of 2022.

<Q – Dan Moore – CJS Securities, Inc.>: All right. Very helpful. Appreciate the color.

<A – Jason Lippert – LCI Industries>: Sure.

Operator: And your last question comes from the line of Ethan Huntley with Jefferies.

<Q – Ethan Huntley – Jefferies LLC>: Hi, good morning. This is Ethan Huntley on for Bret Jordan. Thanks for taking my questions.

<A – Brian Hall – LCI Industries>: Hi.

<Q – Ethan Huntley – Jefferies LLC>: Just with regards to the October sales being up 52% year-on-year, can you sort of break out what percentage of that might be organic versus acquired?

<A – Brian Hall – LCI Industries>: Well, that’s a good question, Ethan. I wouldn’t expect it to be much different than the Q3 numbers that I threw out, because really Furrion was acquired at the tail end of September or mid-September and didn’t impact us meaningfully. So, if you were to look at Q3, Q3 was about 31% organic and almost 10% acquisition growth year-over-year. So I think for Q4, given Furrion, that might pick up maybe a couple points being acquisition and – but I also think organic will – that’ll be the balance.

<Q – Ethan Huntley – Jefferies LLC>: Okay, great. That’s helpful. And then just sort of into Q4, I know you said sort of expect a pullback in November and December, but is there any sort of color or commentary you can provide on the magnitude of that pullback?

<A – Jason Lippert – LCI Industries>: I’ll chime in here. I mean, like I said, the run rates – we’re running at record run rates right now to the tune of 600,000 unit run rate. As I said before, they’re scheduling more than that. The industry supply chain just isn’t able to hit those numbers yet. So, suppliers are working on alternative supply chain opportunities to be able to get to some of those higher numbers, and they’ve scheduled even more for Q1.

So, supply chains, the real problem right there, I think the only thing that’s going to impact seasonality in Q4 is the fact that, I think, both of the – both of the weeks that most of the manufacturers are taking down are in the month of December and sometimes they’re split between January and December. So, I think you get it from that aspect, but certainly we’re not taking more time down on Thanksgiving and run rates are an all-time high. So, I think, that you look at the run rates for October carried forward, October and November, maybe with an extra week of seasonality because of both holiday months in December falling in that month and I think that helps you get to the number.

<Q – Ethan Huntley – Jefferies LLC>: Great. Thanks. Thank you. And then just lastly here, any sort of anecdotal commentary on the retail trends you’ve been seeing, and then I guess sort of to that extent, any outlook on sort of the OE backlog would be helpful?

<A – Jason Lippert – LCI Industries>: Yeah, I mean, retail is still pretty solid. I mean, this is coming into the time of year when it slows up a little bit which is historical. But the OEMs and dealers are anticipating a robust selling season as soon as show season starts. OEM backlogs seem pretty significant still. I mean, they’re telling us to gear up. They’re adding facilities of – all the OEMs are adding facilities right now. So, some of those are coming online right now, some of them came online last quarter, others will come online over the next couple of quarters. So, I think we’re just preparing for a robust selling season in the next couple of quarters.

<Q – Ethan Huntley – Jefferies LLC>: Great. Thank you for taking my questions.

<A – Jason Lippert – LCI Industries>: Sure.

Operator: There are no further questions. I will now turn the call back over to Jason.

Jason Douglas Lippert, President, Chief Executive Officer & Director, LCI Industries
Well, thanks everybody for tuning into the call. I just want to make one last comment that our – we really appreciate the hard work and efforts that our teams have done to overcome significant challenges in labor and materials and supply chain and everything there. I mean, it’s been no small feat and our customers have told us that we’re in the top couple of suppliers in terms of the way we supply through all the crisis we’ve underwent in the last 12, 18 months. So, we’ll see you next quarter. We appreciate you tuning in for the call. Thanks.

Operator: Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

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Forward-looking statements, including, without limitation, those relating to the Company's future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, and financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this audio events are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio events, the impacts of COVID-19, or other future pandemics, on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio events are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.